Hemispherx Announces Executive Bonuses

Philadelphia, PA December 28, 2007 - The Board of Directors of Hemispherx Biopharma, Inc. announces that, on December 26, 2007, certain executives were awarded bonuses of 25% of base salaries for performance in relation to 2007 corporate goals and objectives. Bonuses were awarded to W.A. Carter, M.D., CEO and Chairman of the Board ($166,156), Anthony Bonelli, COO ($87,500), Robert Peterson, CFO ($64,791), Dr. David Strayer, Chief Medical Officer ($50,347) and Wayne Springate, V.P. of Manufacturing ($37,500).

The Compensation Committee and Board of Directors reviewed corporate goals established in February, 2007 and determined that significant progress has been made in terms of 1) preparing and filing the Ampligen NDA; 2) contacting and establishing strategic partners; 3) developing/implementing a global marketing strategy; 4) finalizing an agreement with vaccine manufacturers and 5) developing Alferon LDO potential.

About Hemispherx Biopharma
Hemispherx Biopharma, Inc. is an advanced biopharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx's flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Oragens®. Ampligen® and Oragens® represent experimental RNA nucleic acids being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx's platform technology includes large and small agent components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has in excess of 100 patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit http://www.hemispherx.net

Information contained in this news release other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company's filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen®, Alferon LDO and Oragens) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Clinical trials for other potential indications of the approved biologic Alferon N Injection® do not imply that the product will ever be specifically approved commercially for these other treatment indications.

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